Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jagged Peak Energy Inc.:

We consent to the use of our report dated March 23, 2017, with respect to the consolidated balance sheets of Jagged Peak Energy LLC (Predecessor) and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference and to reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
February 21, 2018